Exhibit 5.1

January 29, 2013

ResMed Inc.

9001 Spectrum Center Blvd.

San Diego, CA 92123

Attn:	Board of Directors

Re:	Registration Statement on Form S-8

Gentlemen:

As the global general counsel for ResMed Inc., a Delaware corporation (the “Company”), I render the following opinion in connection with the Company’s proposed issuance of up to 950,000 shares of its common stock, $.004 par value per share (the “Shares”), under the ResMed Inc. 2009 Employee Stock Purchase Plan, as amended (formerly known as the 2003 Employee Stock Purchase Plan, as amended) (the “Plan”), and the registration of the Shares by a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), to be filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”). I am furnishing this opinion in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act. I am not expressing any opinion in this letter as to any matter pertaining to the contents of the Registration Statement, other than as to the validity of the Shares.

For purposes of this opinion, I, or other employees under my supervision, have made legal and factual examinations and inquiries, including an examination of original or copies certified or otherwise identified to our satisfaction, of the documents, corporate records and other instruments that I have deemed necessary or appropriate for purposes of this opinion. I have obtained and relied on certificates and assurances from public officials to the extent I have deemed appropriate.

I am opining in this letter as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware (“DGCL”), and I express no opinion with respect to the applicability or the effect of any other laws or as to any matters of municipal law or any other local agencies within any state.

Subject to the matters stated above and in reliance on them, it is my opinion that upon the issuance and sale of the Shares in the manner contemplated by the Plan and subject to the Company completing all action and proceedings required on its part to be taken before issuing the Shares under the terms of the Plan, including, without limitation, receipt of legal consideration in excess of the par value of the Shares issued, the Shares will be validly issued, fully paid and non-assessable securities of the Company.

With your consent, I have assumed for purposes of the opinion paragraph immediately above that: (i) the Shares will be delivered through the Depository Trust Company’s automated system for deposits and withdrawals of securities, (ii) the issuance of the Shares will be recorded in the books of the Company, and (iii) the Company will comply with all applicable notice requirements of Section 151 of the DGCL.

ResMed Inc. 9001 Spectrum Center Blvd., San Diego, CA 92123 Telephone: (800) 424-0737

Global leaders in sleep and respiratory medicine www.resmed.com

I consent to your filing this opinion as an exhibit to the Registration Statement.

Very truly yours,

David Pendarvis

Global General Counsel